Exhibit 10.24

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of                     , 2004 (the “Effective Date”), by and between                      (the “Executive”) and Corus Pharma, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company;

WHEREAS, the Board believes that it is desirable to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control; and

WHEREAS, the Board also believes that it is desirable to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with other comparable public companies;

NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein, the Executive and the Company hereby agree as follows:

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Change in Control. “Change in Control” means the occurrence of any of the following events on or after the Effective Date:

(i)

The acquisition, directly or indirectly, in one or more transactions, by any individual, person or group of persons, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the then combined voting power of the Company’s outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection 1(a)(i) the following acquisitions shall not constitute, or be deemed to cause, a Change in Control of the Company: (A) any increase in such percentage ownership of such Person to fifty percent (50%) or more resulting solely from any acquisition of shares directly from the Company or any acquisition of shares by the Company, provided, however, that any subsequent acquisitions of shares by such Person that would add, in the aggregate, two percent (2%) or more (measured as of the date of each such subsequent acquisition) to such Person’s beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities shall be deemed to constitute a Change in Control of the Company; (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection 1(iii) below;

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	Approval by the stockholders of the complete liquidation or dissolution of the Company; or

(v)	Termination of the Executive’s employment by the Company for any reason other than Just Cause, death or Total Disability or modification of the nature of the Executive’s employment pursuant to the Employment Agreement, if any, then in effect between the Executive and the Company (the “Employment Agreement”), but only if the following conditions are satisfied: (A) a Change in Control of a kind described in any of the foregoing clauses (i) through (iv) actually occurs within twenty-four (24) months after such termination or modification of employment and (B) the Executive reasonably demonstrates that such termination or modification of employment (x) was carried out by the Company at the express request of a third party who has taken steps reasonably calculated to effect such a Change in Control, (y) was required by an agreement to which the Company is a party and which would result in a Change in Control or (z) otherwise arose in connection with or in anticipation of a Change in Control. (For purposes of this Agreement, a Change in Control pursuant to this clause (v) shall be deemed to have occurred immediately prior to such termination or modification of the Executive’s employment.)

(b) Just Cause. “Just Cause” shall mean any of the following committed by Executive (or omitted to be done by Executive) that occur on or after the Effective Date:

(i)	Material breach of this Agreement or the Employment Agreement;

(ii)	A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; or

(iii)	Any material violation or breach of the Company’s Code of Business Conduct and Ethics.

(c) Total Disability. “Total Disability” shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that the Executive is unable to perform the duties commensurate with the Executive’s position with the Company or as set forth in the Employment Agreement, if any, because of any physical or mental illness or disability.

(d) Good Reason. “Good Reason” shall mean that the Executive (without the Executive’s written consent):

(i)	Has incurred a reduction in his or her authority or responsibility in comparison to the Executive’s authority or responsibility immediately prior to a Change in Control or, if applicable, a Potential Change in Control (as defined in subsection 5(a) );

(ii)	Has incurred one or more reductions in his or her (A) annualized base salary as in effect immediately prior to a Change in Control or, if applicable, a Potential Change in Control or (B) target annual bonus as in effect immediately prior to a Change in Control or, if applicable, Potential Change in Control (provided, however, that a reduction in the Executive’s base salary or bonus percentage which is part of across-the-board salary or bonus reductions similarly affecting all executives of the Company and its subsidiaries and all executives of any Person in control of the Company shall not constitute “Good Reason” pursuant to this subsection 1(d)(ii)); or

(iii)	Has been notified that his or her principal place of work will be relocated by a distance of 50 miles or more from what was the location of his/her work place immediately prior to a Change in Control or, if applicable, a Potential Change in Control.

In addition, “Good Reason” shall mean any failure by the Company to comply with and satisfy the second sentence of subsection 4(a).

For purposes of this Agreement, “Affiliate” and “control” shall have the respective meanings assigned to such terms in Rule 12b-2 promulgated under the Exchange Act.

2. Severance Payment and Equity Compensation.

(a) Eligibility for Severance Payment. The Executive shall be entitled to receive a severance payment from the Company (the “Severance Payment”) if within the first twenty-four (24) month period after the first occurrence of a Change in Control, either:

(i)	The Executive resigns his or her employment with the Company for Good Reason within sixty (60) calendar days after the later of the date: (x) that Executive becomes aware of the occurrence of an event specified in subsection 1(d) which constitutes Good Reason or (y) of the Change in Control; or

(ii)	The Company terminates the Executive’s employment with the Company for any reason other than Just Cause, death or Total Disability.

(b) Amount of Severance Payment. For all purposes under this Agreement, the amount of the Severance Payment shall be equal to 1.0 times [two times for CEO] the sum of:

(i)

the greater of the Executive’s annual salary (A) as in effect on the date of the termination of Executive’s employment, (B) as in effect as of the first occurrence of the Change in Control or, if applicable, the Potential Change in Control (as defined in subsection 5(a)) or (C) actually paid to the Executive with respect to the Company’s most recent fiscal year prior to the Change in Control, plus

(ii)	the greater of the maximum amount of Executive’s annual target incentive bonus (A) as in effect on the date of the termination of Executive’s employment, or (B) as in effect as of the first occurrence of the Change in Control or, if applicable, the Potential Change in Control without regard to whether the underlying performance criteria for receipt of such bonus are actually achieved by the Executive or the Company.

(c) Payment of Severance Payment. The Severance Payment shall be made to Executive in a single lump sum cash payment not later than thirty (30) calendar days following the date that the Executive becomes entitled to a Severance Payment. In addition to the Severance Payment, Executive will also receive a cash payment for:

(i)	any accrued and unpaid salary and/or bonuses earned through the date of termination,

(ii)	a pro-rated portion of Executive’s target bonus for the fiscal year of termination of employment, and

(iii)	any earned, unused vacation.

Any accrued payroll deductions made by Executive under a Company employee stock purchase plan, if any, will also be paid to Executive without interest. Except as otherwise may be provided pursuant to subsections 2(d) and 2(e), the payments in this subsection 2(c) shall be in lieu of any other post-termination of employment payments (including payments that would otherwise be made pursuant to the Employment Agreement unless otherwise expressly provided in such Employment Agreement).

(d) Incentive, Deferred Compensation and Retirement Programs. If the Executive is entitled to a Severance Payment under Subsection 2(a) and notwithstanding anything to the contrary in any stock option or stock appreciation right (“SAR”) or deferred compensation plan or retirement plan or agreements, then the Executive shall become immediately fully vested in:

(i)	all outstanding stock options, SARs, warrants, restricted stock, phantom stock, and

(ii)	accrued deferred compensation, accrued service award benefits, accrued retirement benefits or similar plans or agreements of the Company.

To the extent permitted by applicable law, any service award benefits, supplemental retirement benefits and deferred compensation shall be fully funded on an irrevocable basis within thirty (30) days after the Change in Control and paid out to the Executive in a cash lump sum at the same time that the Severance Payment is scheduled to be paid.

(e) Health Coverage. If the Executive is entitled to a Severance Payment under subsection 2(a), the Company shall reimburse the Executive for the full cost of any group health continuation coverage that the Company is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of the date that

(i)	the Executive becomes covered by comparable health coverage offered by another employer, or

(ii)	is twelve (12) [twenty-four (24) for CEO] months after the date upon which the Executive becomes entitled to a Severance Payment under Subsection 2(a).

(f) Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.

(g) Conditions. All payments and benefits provided under this Section 2 are conditioned on Executive’s continuing compliance with this Agreement and the Employment Agreement and the Company’s policies and Executive’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment.

3. Tax Effect of Payments.

(a) Excise Taxes. If it is determined that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax. The Excise Tax Restoration Payment shall be calculated applying the then highest marginal tax rates.

(b) Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Company most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within thirty (30) days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Company or by the Executive. The Auditors shall furnish the Executive with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. Any determination by the Auditors shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants.

4. Successors.

(a) Company’s Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Miscellaneous Provisions.

(a) Potential Change in Control. Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive will remain in the employ of the Company or its subsidiaries during the pendency of any such Potential Change in Control and for a period of one (1) year after the actual occurrence of a Change in Control, unless the Executive’s employment is terminated by the Executive for Good Reason or is terminated by the Company. The Executive further acknowledges that nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company (or its subsidiaries) prior to a Change in Control or shall interfere with or restrict in any way the rights of the Company (or its subsidiaries), which are hereby expressly reserved, with respect to modifying or discharging the Executive’s employment at any time prior to a Change in Control. For purposes of this Agreement, a “Potential Change in Control” shall occur if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Corus Pharma, Inc., 2025 1st Avenue, Suite 800, Seattle, WA 98121, and all notices shall be directed to the attention of its Corporate Secretary.

(c) Amendment; Waiver; Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive (or the Executive’s personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distributee(s), devisee(s) and legatee(s)) and by two authorized officers of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of the Executive or the Company may have hereunder, including the right of the Executive to terminate employment for Good Reason pursuant to subsection 2(a) and thereby become entitled to receive a Severance Payment, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(d) Entire Agreement. This Agreement contains all the legally binding understandings and agreements between the Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the Employment Agreement, the terms of this Agreement shall control unless otherwise expressly provided in such Employment Agreement.

(e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of laws principles thereof.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waivers thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, shall be settled by binding arbitration in Seattle, Washington in accordance with the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. All proceedings and documents prepared in connection with any arbitration under this Agreement shall constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction. No party shall be eligible to receive, and the arbitrator shall not have the power to award, exemplary or punitive damages. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid by the Company.

(i) No Assignment. The Company may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with the second sentence of subsection 4(a). This Agreement may not be assigned by the Executive otherwise than by will or the laws of descent and distribution. Without limiting the foregoing, the rights of the Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection 5(i) shall be void.

(j) Late Payment. Any payments or benefits under this Agreement that are not timely provided to the Executive shall be subject to the accumulation of interest at an annual rate of interest equal to the sum of the then composite prime rate (as published in The Wall Street Journal) plus one percent. The accrued interest shall be paid to Executive in cash along with the late payment.

(k) Interpretation. When a reference is made in this Agreement to Sections, subsections or clauses, such references shall be to a Section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof” mean, except where a specific Section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific Section, subsection or clause. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Term of Agreement. This Agreement shall continue in effect until the Company shall have given the Executive two (2) years’ written notice of cancellation; provided, however, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Except as provided in subsection 1(a)(v), this Agreement shall terminate if, prior to a Change in Control, the Executive’s employment is terminated.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE

[Name]

CORUS PHARMA, INC.

By:
Its:

EXHIBIT A

Form of Release of Claims and Covenant Not To Sue

In consideration of the payments and other benefits that Corus Pharma, Inc., a Delaware corporation (the “Company”), is providing to                      (“Executive”) under the Change in Control Severance Agreement entered into by and between Executive and the Company, dated as of             ,             , the Executive, on his/her own behalf and on behalf of Employee’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now have or might have as of the date of Executive’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission’s Orders, and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys’ fees.

Furthermore, the Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present.

[FOR EXECUTIVES AGE 40 OR OLDER The Executive further acknowledges that he/she has been advised by this writing that:

•	he/she should consult with an attorney prior to executing this release;

•	he/she has at least twenty-one (21) days within which to consider this release;

•	he/she has up to seven (7) days following the execution of this release by the parties to revoke the release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.]

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Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE

[Name]
Date:

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